LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2010 RESULTS
Third Quarter Net Revenue Increases 56% to $175.8 million
Third Quarter Diluted EPS of $0.36
Vancouver, Canada — December 9, 2010 — lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the third quarter ended October 31, 2010.
For the thirteen weeks ended October 31, 2010:
•	Net revenue for the quarter increased 56% to $175.8 million from $112.9 million in the third quarter of fiscal 2009. Net revenue from corporate-owned stores was $143.2 million for the quarter, an increase of 46% from $98.1 million in the third quarter of fiscal 2009, and comparable-store sales increased by 29% on a constant-dollar basis.

•	Gross profit for the quarter increased by 72% to $96.8 million, and as a percentage of net revenue gross profit increased to 55% for the quarter from 50% in the third quarter of fiscal 2009.

•	Income from operations for the quarter increased by 103% to $42.4 million, and as a percentage of net revenue was 24% compared to 19% of net revenue in the third quarter of fiscal 2009.

•	Diluted earnings per share for the quarter was $0.36 on net income of $25.7 million, compared to diluted earnings per share of $0.20 on net income of $14.1 million in the third quarter of fiscal 2009.

•	The tax rate for the quarter was 39% versus 33% a year ago. The tax rate has been increased to take into account the additional deferred income tax liability for estimated future taxes attributable to undistributed earnings of the Canadian operating subsidiary.
For the thirty-nine weeks ended October 31, 2010:
•	Net revenue for the first three quarters increased 60% to $466.3 million from $292.3 million in the same period of fiscal 2009. Net revenue from corporate-owned stores was $388.2 million for the first three quarters of fiscal 2010, an increase of 52% from $256.1 million in the first three quarters of fiscal 2009. Year to date comparable-store sales increased by 31% on a constant-dollar basis.

•	Gross profit for the first three quarters increased by 84% to $251.5 million from $136.5 million in the same period of fiscal 2009. As a percentage of net revenue, gross profit increased to 54% for the first three quarters of fiscal 2010 from 47% in the same period of fiscal 2009.

•	Income from operations for the first three quarters increased by 142% to $109.1 million, and as a percentage of net revenue was 23% compared to 15% of net revenue in the same period of fiscal 2009.

•	Diluted earnings per share on a year to date basis was $0.93 on net income of $67.1 million, compared to diluted earnings per share of $0.42 on net income of $29.8 million in the same period of fiscal 2009.

•	The tax rate for the first three quarters of fiscal 2010 was 40% versus 34% for the same period in the prior year. The tax rate has been increased to take into account the additional deferred income tax liability for estimated future taxes attributable to undistributed earnings of the Canadian operating subsidiary.
Creating components for people to live longer, healthier and more fun lives

The Company ended the third quarter of fiscal 2010 with $224.8 million in cash and cash equivalents compared to $101.8 million at the end of the third quarter of fiscal 2009. Inventory at the end of the third quarter of fiscal 2010 totaled $73.0 million compared to $52.1 million at the end of the third quarter of fiscal 2009. The Company ended the quarter with 134 stores in North America and Australia.
Christine Day, lululemon’s CEO stated: “We are very pleased with our strong third quarter results. Our technical product continues to drive our top line growth, cementing our position as an innovative athletic wear company with yoga at our core. Looking ahead, we remain excited about the potential for lululemon and will continue to execute on our strategies and invest in our future for the significant growth opportunities still ahead of us.”
Updated Outlook
For the fourth quarter of fiscal 2010, we expect net revenue to be in the range of $210 million to $215 million based on a comparable-store sales percentage increase in the high teens on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.46 to $0.48 for the quarter. This assumes 72.2 million diluted weighted-average shares outstanding and a 40% tax rate.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 9, 2010, at 9:00 am Eastern Time. Those interested in participating in the call are invited to dial (877) 303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Creating components for people to live longer, healthier and more fun lives

Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; risks that consumer spending may continue to decline and that U.S. and global macroeconomic conditions may worsen; the possibility that levels of comparable-store sales or average sales per square foot will decline; the possibility that we may not be able to successfully expand in the United States and other new markets; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; the possibility that we may not be able to continually innovate and provide our consumers with improved products; the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc
203-682-8200
Media Contact:
Alecia Pulman
ICR, Inc
203-682-8224
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.

Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks	Weeks	Weeks	Weeks
	Ended	Ended	Ended	Ended
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$175,800	$112,891	$466,305	$292,292
Costs of goods sold	78,968	56,553	214,818	155,766

Gross profit	96,832	56,338	251,487	136,526
As a percent of net revenue	55.1%	49.9%	53.9%	46.7%
Selling, general and administrative expenses	54,456	35,412	142,394	91,415
As a percent of net revenue	31.0%	31.4%	30.5%	31.3%

Income from operations	42,376	20,926	109,093	45,111
As a percent of net revenue	24.1%	18.5%	23.4%	15.4%
Other income (expense), net	91	(3)	2,345	98

Income before provision for income taxes	42,467	20,923	111,438	45,209
Provision for income taxes	16,532	6,855	44,207	15,379

Net Income	25,935	14,068	67,231	29,830
Net income attributable to non-controlling interest	234	—	150	—

Net income attributable to lululemon athletica inc.	$25,701	$14,068	$67,081	$29,830

Basic earnings per share	$0.36	$0.20	$0.95	$0.42
Diluted earnings per share	$0.36	$0.20	$0.93	$0.42
Basic weighted-average shares outstanding	70,938	70,279	70,786	70,205
Diluted weighted-average shares outstanding	71,835	71,100	71,782	70,759
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.

Condensed Consolidated Balance Sheets
Expressed in thousands

	October 31,	January 31,
	2010	2010
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$224,775	$159,573
Inventories	73,023	44,070
Other current assets	13,919	12,767

Total current assets	311,717	216,410
Property and equipment, net	67,457	61,591
Intangible assets, net	26,488	8,050
Deferred income taxes and other assets	13,310	21,207

Total assets	$418,972	$307,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,275	$11,027
Other current liabilities	49,483	39,909
Income taxes payable	5,518	7,742

Total current liabilities	64,276	58,678
Deferred income taxes and other non-current liabilities	28,023	15,472
Stockholders’ equity	326,673	233,108

Total liabilities and stockholders’ equity	$418,972	$307,258

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.

Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	October 31, 2010	November 1, 2009
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$67,231	$29,830
Items not affecting cash	36,201	21,109
Other, including net changes in other non-cash balances	(15,515)	834

Net cash provided by operating activities	87,917	51,773
Net cash used in investing activities	(34,433)	(10,214)
Net cash provided by financing activities	7,945	(27)
Effect of exchange rate changes on cash	3,773	3,503

Increase in cash and cash equivalents	65,202	45,035
Cash and cash equivalents, beginning of period	$159,573	$56,797

Cash and cash equivalents, end of period	$224,775	$101,832

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.

Store Count and Square Footage1
Year ended January 30, 2011
Square Footage Expressed in Thousands

	Number of	Number of	Number of
	Stores Open	Stores	Stores	Number of
	at the	Opened/Acquired	Closed	Stores Open
	Beginning of	During the	During the	at the End of
	the Quarter	Quarter[2]	Quarter	the Quarter
1st Quarter	110	4	0	114
2nd Quarter	114	12	0	126
3rd Quarter	126	4	0	130

			Gross Square
	Total Gross		Feet Lost
	Square Feet	Gross Square	due to Store	Total Gross
	at the	Feet Added	Closures	Square Feet
	Beginning of	During the	During the	at the End of
	the Quarter	Quarter[2,3]	Quarter	the Quarter
1st Quarter	316	9	0	325
2nd Quarter	325	25	0	350
3rd Quarter	350	14	0	364

[1]	Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.

[2]	Number of stores opened during fiscal 2010 are branded lululemon athletica and include nine locations repurchased from our Australian franchise operator and one reacquired franchise in Canada, in the second quarter.

[3]	Gross square feet added during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.

Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes
(unaudited)

	Thirteen Weeks	Thirteen Weeks
	Ended	Ended
	October 31, 2010	November 1, 2009
	% Change	% Change
Comparable-store sales (GAAP)	32%	11%
Increase (decrease) due to foreign exchange rate changes	(3)%	(1)%

Comparable-store sales in constant dollars	29%	10%
Creating components for people to live longer, healthier and more fun lives